FORM 8-A


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           WHEATON RIVER MINERALS LTD.
             (Exact name of registrant as specified in its charter)

           Ontario, Canada                                     Not Applicable
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

                        Suite 1560 -- 200 Burrard Street
                   Vancouver, British Columbia, Canada V6C 3L6
                    (Address of principal executive offices)

   Securities to be registered pursuant to Section 12(b) of the Exchange Act:

      Title of each class                         Name of each exchange on which
      to be so registered                         each class is to be registered

Common Shares without Par Value                       American Stock Exchange

      If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

      If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

      Securities Act registration statement file number to which this form relates: Not Applicable

   Securities to be registered pursuant to Section 12(g) of the Exchange Act:

                                      None
                                (Title of class)


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Item 1. Description of Registrant's Securities to be Registered

      All of the Common Shares of the Registrant rank equally as to voting rights, participation in a distribution of the assets of the Registrant on a liquidation, dissolution or winding-up of the Registrant and the entitlement to dividends. The holders of the Common Shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each Common Share carries with it the right to one vote and there is no cumulative voting. The holders of the Common Shares are not entitled to pre-emption rights.

      In the event of the liquidation, dissolution or winding-up of the Registrant or other distribution of its assets, the holders of the Common Shares will be entitled to receive, on a pro rata basis, all of the assets remaining after the Registrant has paid out its liabilities. Distributions in the form of dividends, if any, will be set by the Board of Directors.

      The Registrant has no charter or by-law provisions that would delay, defer or prevent a change in control of the Registrant.

Item 2. Exhibits.


1.    Registrant's Certificate of Incorporation, as amended*

2.    Registrant's By-Laws, as amended **

* Incorporated by reference to Exhibit 1.1 of Registrant's Registration Statement on Form 20-F (file No. 0-31206), filed with the Commission on October 10, 2001, as amended (the "Form 20-F").

**    Incorporated by reference to Exhibit 1.2 of the Form 20-F.


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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            WHEATON RIVER MINERALS LTD.
                                            Registrant


                                            By: /s/ T. Derek Price
                                               ---------------------
                                               Name:  T. Derek Price
                                               Title:  Vice President Finance
                                               and Chief Financial Officer

Date:  December 5, 2002


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